Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to the inclusion of our Report dated February 18, 2010, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation, and to the references to our audits of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2009; December 31, 2008; and December 31, 2007. We also consent to the incorporation by reference of our name and the information audited by us, including our Report, in the Registration Statement on Form S-4 (No. 333-161076) and the Registration Statements on Form S-8 (Nos. 333-162209 and 333-162210) of Resolute Energy Corporation.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 29, 2010

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